PUTNAM NEW YORK TAX EXEMPT INCOME FUND

DISTRIBUTOR’S CONTRACT

Distributor’s Contract dated August 3, 2007, by and between PUTNAM NEW YORK TAX EXEMPT INCOME FUND, a Massachusetts business trust (the “Fund”; each reference in this Contract or in the Terms and Conditions defined below to “a Fund” or “the Fund” is also deemed to be a reference to any existing series of the Fund, as appropriate in the particular context), and PUTNAM RETAIL MANAGEMENT LIMITED PARTNERSHIP, a Massachusetts limited partnership (“Putnam”).

WHEREAS, the Fund and Putnam are desirous of entering into this agreement to provide for the distribution by Putnam of shares of the Fund;

NOW, THEREFORE, in consideration of the mutual agreements contained in the Terms and Conditions of Distributor’s Contract attached to and forming a part of this Contract (the “Terms and Conditions”), the Fund hereby appoints Putnam as a distributor of shares of the Fund, and Putnam hereby accepts such appointment, all as set forth in the Terms and Conditions.

A copy of the Agreement and Declaration of Trust of the Fund is on file with the Secretary of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trustees of the Fund as Trustees and not individually, and that the obligations of or arising out of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund.

IN WITNESS WHEREOF, PUTNAM NEW YORK TAX EXEMPT INCOME FUND and PUTNAM RETAIL MANAGEMENT LIMITED PARTNERSHIP have each caused this Distributor’s Contract to be signed on its behalf, all as of the day and year first written above.

PUTNAM NEW YORK TAX EXEMPT INCOME
FUND

By:	/s/ Charles E. Porter

Charles E. Porter
Executive Vice President, Associate Treasurer,
Principal Executive Officer and Compliance Liaison

PUTNAM RETAIL MANAGEMENT
LIMITED PARTNERSHIP

By:	/s/ William T. Connolly

William T. Connolly
Senior Managing Director

TERMS AND CONDITIONS
OF
DISTRIBUTOR’S CONTRACT

1. Reservation of Right Not to Sell. The Fund reserves the right to refuse at any time or times to sell any of its shares of beneficial interest (“shares”) hereunder for any reason deemed adequate by it.

2. Payments to Putnam. In connection with the distribution of shares of the Fund, Putnam will be entitled to receive: (a) payments pursuant to any Distribution Plan and Agreement from time to time in effect between the Fund and Putnam with respect to the Fund or any particular class of shares of the Fund, (b) any contingent deferred sales charges applicable to the redemption of shares of the Fund or of any particular class of shares of the Fund, determined in the manner set forth in the then current Prospectus and Statement of Additional Information of the Fund and (c) subject to the provisions of Section 3 below, any front-end sales charges applicable to the sale of shares of the Fund or of any particular class of shares of the Fund, less any applicable dealer discount.

3. Sales of Shares to Putnam and Sales by Putnam. Putnam will have the right, as principal, to sell shares of the Fund to investment dealers against orders therefor (a) at the public offering price (calculated as described below) less a discount determined by Putnam, which discount shall not exceed the amount of the sales charge referred to below, or (b) at net asset value. Upon receipt of an order to purchase Fund shares from an investment dealer with whom Putnam has a Sales Contract, Putnam will promptly purchase shares from the Fund to fill such order. The public offering price of a class of shares shall be the net asset value of such shares then in effect, plus any applicable front-end sales charge determined in the manner set forth in the then current Prospectus and Statement of Additional Information of the Fund or as permitted by the Investment Company Act of 1940, as amended, and the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder. In no event shall the public offering price exceed 1000/915ths of such net asset value, and in no event shall any applicable sales charge exceed 8 1/2% of the public offering price. The net asset value of the shares shall be determined in the manner provided in the Agreement and Declaration of Trust of the Fund as then amended and when determined shall be applicable to transactions as provided for in the then current Prospectus and Statement of Additional Information of the Fund.

Putnam will also have the right, as principal, to purchase shares from the Fund at their net asset value and to sell such shares to the public against orders therefor at the public offering price or at net asset value.

Putnam will also have the right, as principal, to sell shares at their net asset value and not subject to a contingent deferred sales charge to such persons as may be approved by the Trustees of the Fund, all such sales to comply with the provisions of the Investment Company Act of 1940, as amended, and the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

Putnam will also have the right, as agent for the Fund, to sell shares at the public offering price or at net asset value to such persons and upon such conditions as the Trustees of the Fund may from time to time determine.

On every sale the Fund shall receive the applicable net asset value of the shares. Putnam will reimburse the Fund for any increased issue tax paid on account of sales charges. Upon receipt of registration instructions in proper form and payment for shares, Putnam will transmit such instructions to the Fund or its agent for registration of the shares purchased.

4. Sales of Shares by the Fund. The Fund reserves the right to issue shares at any time directly to its shareholders as a stock dividend or stock split and to sell shares to its shareholders or to other persons approved by Putnam at not less than net asset value.

5. Repurchase of Shares. Putnam will act as agent for the Fund in connection with the repurchase of shares by the Fund upon the terms and conditions set forth in the then current Prospectus and Statement of Additional Information of the Fund.

6. Basis of Purchases and Sales of Shares. Putnam will use its best efforts to place shares sold by it on an investment basis. Putnam does not agree to sell any specific number of shares. Shares will be sold by Putnam only against orders therefor. Putnam will not purchase shares from anyone other than the Fund except in accordance with Section 5, and will not take “long” or “short” positions in shares contrary to the Agreement and Declaration of Trust of the Fund.

7. Rules of NASD, etc. Putnam will conform to the Rules of Fair Practice of the National Association of Securities Dealers, Inc. and the sale of securities laws of any jurisdiction in which it sells, directly or indirectly, any shares. Putnam also agrees to furnish to the Fund sufficient copies of any agreements or plans it intends to use in connection with any sales of shares in adequate time for the Fund to file and clear them with the proper authorities before they are put in use, and not to use them until so filed and cleared.

8. Putnam Independent Contractor. Putnam shall be an independent contractor and neither Putnam nor any of its officers or employees as such is or shall be an employee of the Fund. Putnam is responsible for its own conduct and the employment, control and conduct of its agents and employees and for injury to such agents or employees or to others through its agents or employees. Putnam assumes full responsibility for its agents and employees under applicable statutes and agrees to pay all employer taxes thereunder.

Putnam will maintain at its own expense insurance against public liability in such an amount as the Trustees of the Fund may from time to time reasonably request.

9. Expenses. Putnam will pay all expenses of qualifying shares for sale under the so-called “Blue Sky” laws of any state (except expenses of any action by the Fund relating to its Agreement and Declaration of Trust or other matters approved by the Trustees), and expenses of preparing, printing and distributing advertising and sales literature. Putnam shall not be responsible for any expenses of registering shares under the Securities Act of 1933, as amended, or the preparation, printing and distribution of Prospectuses, Statements of Additional Information and shareholders’ reports, except that Putnam will pay the cost of printing and distributing any Prospectuses, Statements of Additional Information and shareholders’ reports used by it and by others in the offer or sale of shares to persons who, at the time of such offer or sale were not already shareholders of the Fund, to the extent such cost is not paid by others.

10. Indemnification of Fund. Putnam agrees to indemnify and hold harmless the Fund and each person who has been, is, or may hereafter be a Trustee of the Fund against expenses reasonably incurred by any of them in connection with any claim or in connection with any action, suit or proceeding to which any of them may be a party, which arises out of or is alleged to arise out of any misrepresentation or omission to state a material fact, or out of any alleged misrepresentation or omission to state a material fact, on the part of Putnam or any agent or employee of Putnam or any other person for whose acts Putnam is responsible or is alleged to be responsible unless such misrepresentation or omission was made in reliance upon written information furnished by the Fund. Putnam also agrees likewise to indemnify and hold harmless the Fund and each such person in connection with any claim or in connection with any action, suit or proceeding which arises out of or is alleged to arise out of Putnam’s (or an affiliate of Putnam’s) failure to exercise reasonable care and diligence with respect to its services rendered in connection with investment, reinvestment, automatic withdrawal and other plans for shares. The term “expenses” includes amounts paid in satisfaction of judgments or in settlements which are made with Putnam’s consent. The foregoing rights of indemnification shall be in addition to any other rights to which the Fund or a Trustee may be entitled as a matter of law.

11. Assignment Terminates this Contract; Amendments of this Contract. This Contract will automatically terminate, without the payment of any penalty, in the event of its assignment. This Contract may be amended only if such amendment be approved either by action of the Trustees of the Fund or at a meeting of the shareholders of the Fund by the affirmative vote of a majority of the outstanding shares of the Fund, and by a majority of the Trustees of the Fund who are not interested persons of the Fund or of Putnam by vote cast in person at a meeting called for the purpose of voting on such approval.

12. Effective Period and Termination of this Contract. This Contract is effective upon its execution and will remain in full force and effect as to a Fund continuously thereafter (unless terminated automatically as set forth in Section 11 or terminated in accordance with the following paragraph) through June 30, 2008, and will continue in effect from year to year thereafter so long as its continuance is approved at least annually by (i) the Trustees, or the shareholders by the affirmative vote of a majority of the outstanding shares of the respective Fund, and (ii) a majority of the Trustees who are not interested persons of the Fund or of Putnam, by vote cast in person at a meeting called for the purpose of voting on such approval.

Either party hereto may at any time terminate this Contract as to a Fund by not less than 60 days’ written notice delivered or mailed by registered mail, postage prepaid, to the other party. Action with respect to a Fund may be taken either (i) by vote of a majority of the Trustees or (ii) by the affirmative vote of a majority of the outstanding shares of the respective Fund.

Termination of this Contract pursuant to this Section 12 will be without the payment of any penalty.

13. Certain Definitions. For the purposes of this Contract, the “affirmative vote of a majority of the outstanding shares” of a Fund means the affirmative vote, at a duly called and held meeting of shareholders of the respective Fund, (a) of the holders of 67% or more of the shares of the Fund present (in person or by proxy) and entitled to vote at the meeting, if the holders of more than 50% of the outstanding shares of the Fund entitled to vote at the meeting are present in person or by proxy or (b) of the holders of more than 50% of the outstanding shares of the Fund entitled to vote at the meeting, whichever is less.

For the purposes of this Contract, the terms “interested person” and “assignment” have their respective meanings defined in the Investment Company Act of 1940, as amended, subject, however, to the Rules and Regulations under the Investment Company Act of 1940 and any applicable guidance or interpretation of the Securities and Exchange Commission or its staff; and the term “approve at least annually” will be construed in a manner consistent with the Investment Company Act of 1940 and the Rules and Regulations under the Investment Company Act of 1940 and any applicable guidance or interpretation of the Securities and Exchange Commission or its staff.